Exhibit 10.2
July 7, 2026

Matteo Tarditi

Dear Matteo,
I am pleased to extend this promotional opportunity as President & Chief Operating Officer reporting directly to me. The effective date of this letter will be on or about August 3, 2026, the “Start Date”.
The following information outlines the details of your new position with the Company:
•Base Salary: You will be paid an annual salary of $890,000. Your salary will continue to be paid on a bi-weekly basis in accordance with the Company’s payroll practices. Pay dates currently occur every other Friday.
•Annual Incentive Program: You will continue to be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 100% of your base salary with the ability to earn up to 200% of your target.  The payout is based on achievement of certain fiscal year goals and objectives and may be higher or lower based on factors such as performance, impact to the organization and leader discretion. This annual incentive will be payable in conjunction with all year-end incentive payments.
•Equity Incentive Program: Subject to approval by the Compensation Committee, you will continue to be eligible to participate in the Company’s Long-Term Incentive Program starting in fiscal year 2027 (commencing August 2, 2026). The equity target for your role is expected to be $2,625,000; however, the actual value of your grant may be higher or lower than that amount based on factors such as performance, impact to the organization and leader discretion. The Company will grant you a long-term incentive award at the same time and on the same terms as long-term incentive awards are granted to similarly situated associates of the Company (subject to the special provisions described below) and on a date on which the Company is not subject to a blackout period under its Insider Trading Policy (expected to be in October 2026). Most recently these awards were granted in a combination of 40% restricted stock units (RSUs) (three-year ratable vesting on each anniversary of the grant date) and 60% performance stock units (PSUs) (with three-year cliff vesting and subject to achievement of pre-set performance objectives). The Company, at its discretion, from time to time may change, modify, amend, or terminate this incentive plan, policy, program, or award value.
•Annual Merit: Our annual performance review cycle takes place at the end of the fiscal year which runs from August through July. You may be eligible to receive a merit increase after the end of fiscal 2027.
•Benefits Coverage: You will continue to be eligible to participate in medical, dental, vision, life insurance, accidental death/dismemberment, short-term disability, long-term disability, and flexible spending account coverages.
•Flexible Paid Time Off: The Company believes that it is important for all associates to take time off to re-energize. We also believe that associates should take responsibility for managing the integration of work and life by managing the needs of the business and their own personal need to spend time away from work rejuvenating. Associates are encouraged to take time off as needed. Time off is not accrued or tracked. UNFI also offers seven (7) paid holidays and 1 additional floating holiday pursuant to Company policy.

•401K:  You will continue to be eligible to participate in the Company’s 401(k) Plan after 30 days of service if you meet the age requirement of 21 or older. Shortly after 30 days of service, you will be automatically enrolled to contribute 3% of your eligible pay unless you take action. You will receive a notice to your home address indicating your automatic enrollment date and you can either change your contribution rate, elect to contribute on an after-tax Roth basis, or opt-out prior to becoming automatically enrolled. After 6 months of employment and age 21 or older, the Company will match 50% of the first 8% of eligible compensation contributed to the Company’s 401(k) Plan per pay period. The Plan has a three-year cliff vesting schedule which applies to Company matching contributions and begins on your date of hire. If you are a rehire, you will not go through the automatic enrollment process.
•Severance: You will be entitled to severance benefits consistent with similarly situation officers, which benefits will include the following which are documented in the UNFI Executive Severance Plan (the “Severance Plan”) filed on the Company’s Form 10-K dated October 1, 2025. In the event of any inconsistency between the terms described herein, the terms of the Severance Plan shall control. If the Company terminates your employment without Cause, or you resign for Good Reason, then the Company shall continue to pay you your base salary in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions. In addition, the Company shall pay you, subject to applicable withholding and deductions, any Earned Incentive Compensation (as defined in the Severance Plan), when such Earned Incentive Compensation would otherwise be payable, if the Employee’s employment was not terminated. If the Company terminates your employment without Cause, or you resign for Good Reason, the Company shall also pay you a lump sum of $35,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.
The severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company officers.
•Change in Control: You will be entitled to severance benefits in connection with a Change in Control consistent with similarly situated officers, which benefits will include the following and be documented in a Change in Control Agreement substantially in the form of Change in Control Agreement filed on the Company’s Form 8-K dated November 8, 2018. In the event of any inconsistency between the terms of the Change in Control Agreement and those described herein, the terms of the Change in Control Agreement shall control. If your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two year period, then the Company shall pay you, in a lump sum, an amount equal to two times the sum of (a) your base salary in effect as of the date of such termination or resignation (or, if greater, the base salary set forth in this letter) plus (b) your annual incentive bonus payment at target levels of performance, which total amount shall be subject to applicable withholding and deductions and shall be paid within sixty (60) days of such termination or resignation. In addition, if your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two-year period, you shall be entitled to your annual incentive bonus payment, prorated for your time of employment, based on actual performance and payable at the time it would otherwise be paid had your employment not terminated, subject to applicable withholding and deductions. The LTI Grant, and any other equity or equity-based awards will become fully vested following a Change in Control (with all performance-based criteria deemed met at target levels of performance) upon your termination of employment if your employment is terminated by the Company without Cause or if you resign for Good Reason within two years after a Change in Control. If the Company terminates your employment without Cause, or you resign for Good Reason, within two years after a Change in Control, the Company shall also pay you a lump sum of $105,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.
The Change in Control severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company officers.
•Restrictive Covenants: By accepting and signing this offer of employment, you agree to be bound by the terms and conditions set forth in the “Restrictive Covenant Agreement”. Please read the Restrictive Covenant Agreement carefully and consult legal counsel, if necessary, to ensure you fully understand these provisions. You agree that the compensation described in this offer constitutes mutually-agreed upon consideration for the Restrictive Covenant Agreement.
•State Travel Withholdings: You will be required to track your travel to identify the state(s) (aside from your home state) in which you have performed work. UNFI will attribute your earnings to the applicable states, which means that you may have taxable earnings and appropriate withholdings reported to more than one state.

The Company is an equal opportunity employer and complies with all applicable laws. Your employment with UNFI will be “at will”. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company.
This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment. Notwithstanding the foregoing, our offer of employment is contingent upon, and will not be binding upon the Company or you until the satisfaction of the conditions set forth in the first paragraph of this letter and the commencement of your employment with the Company.
If you agree with the terms of employment described above, please sign and return to the undersigned a copy of this letter. Were confident your skills and expertise will continue to make immediate contributions to the growth of our company.

Sincerely,

Sandy Douglas

/s/ Giorgio Matteo Tarditi	July 7, 2026
Giorgio Matteo Tarditi	Date